Exhibit 99.1

[STATE SEAL, DELAWARE]

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

LOUIS MASUCCI, Individually and On Behalf	)
of All Others Similarly Situated,	)
)
Plaintiff,	)
)	Civil Action No. ______
v.	)
)
FIBERNET TELECOM GROUP, INC., JON A.	)
DELUCA, ROBERT E. LA BLANC, RICHARD E.	)
SAYERS, TIMOTHY P. BRADLEY, OSKAR	)
BRECHER, ADAM M. BRODSKY, ROY FARMER, III,	)
MICHAEL S. LISS, CHARLES J. MAHONEY,	)
ZAYO GROUP, LLC, and ZAYO MERGER SUB, INC.,	)
)
Defendants.	)

VERIFIED CLASS ACTION COMPLAINT

Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 6, which plaintiff alleges upon personal knowledge, as follows:

NATURE OF THE ACTION

1.         Plaintiff brings this shareholder class action on behalf of himself and all other public shareholders of FiberNet Telecom Group, Inc. (“FiberNet” or the “Company”), against FiberNet and its Board of Directors (the “Board” or the “Individual Defendants”), to enjoin the proposed acquisition of FiberNet by Zayo Group, LLC, through its wholly-owned subsidiary, Zayo Merger Sub, Inc. (collectively, “Zayo”).

2.         On or around May 28, 2009, the Individual Defendants (defined below) caused FiberNet to enter into a merger agreement (the “Merger Agreement”) to be acquired by Zayo in a cash transaction valued at approximately $87.8 million or approximately $11.45 per share as of  the announcement of the deal (the “Proposed Transaction”). The Proposed Transaction is expected to close in the third quarter of 2009.

3.         In approving the Proposed Transaction, the Individual Defendants breached their fiduciary duties of loyalty, good faith, and due care to FiberNet’s shareholders by, inter alia, agreeing to sell FiberNet without first taking all reasonable steps to ensure that plaintiff and the Company’s other shareholders would obtain adequate, fair and maximum consideration under the circumstances. Moreover, as alleged further herein, Zayo aided and abetted the Individual Defendants’ breaches of fiduciary duty.

4.         Compounding the unfairness of the Proposed Transaction is the Individual Defendants’ attempt to obtain shareholder approval of the Proposed Transaction through materially incomplete and misleading disclosures contained in the Company’s Preliminary Proxy Statement filed with the United States Securities and Exchange Commission (“SEC”) on Form PREM14A on June 17, 2009 (the “Preliminary Proxy”). Numerous violations of the Individual Defendants’ fiduciary duty of disclosure, set forth below, effectively preclude the Company’s shareholders from making an informed decision on whether to approve the Proposed Transaction or seek appraisal. These material deficiencies must be rectified before any vote on the Proposed Transaction can occur.

5.         Subsequent to the filing of the Preliminary Proxy, on June 18, 2009, the Company announced that it had received a proposal from RCN Corporation (“RCN”) to acquire the Company for $12.50 per share on other terms nearly identical to that agreed to with Zayo. Despite this development, the Company has publicly stated that it is committed to proceeding with the Proposed Transaction while it continues negotiations with RCN. Given the Preliminary Proxy’s description of the process, which reflects a supine Board that had little involvement in overseeing or participating in the process,  defendants also should not be permitted to conduct a shareholder vote on the Proposed Transaction until such time as the Board and its advisors have had a full and fair opportunity to conclude negotiations with RCN. Accordingly, this action seeks to enjoin the Proposed Transaction and compel the Individual Defendants to act in accordance with their fiduciary duties to the Company’s shareholders.

PARTIES

6.         Plaintiff has been the owner of shares of the common stock of FiberNet at all times relevant to this Complaint.

7.         FiberNet is a corporation duly organized and existing under the laws of the State of Delaware and maintains its principal executive offices at 220 West 42nd Street, New York, New York, 10036. The Company provides interconnection services enabling the exchange of voice, video, and data traffic between multiple global networks. The Company’s revenues have grown from $13,117,000 for the year ended December 31, 2000, to $58,293,000 for the year ended December 31, 2008. FiberNet’s common stock trades on the NASDAQ under the ticker “FTGX.” As of May 15, 2009, the Company had approximately 7,667,368 shares of common stock outstanding.

8.         Defendant Jon A. DeLuca (“DeLuca”) has served as a director and the President and Chief Executive Officer of FiberNet since 2005.

9.         Defendant Robert E. La Blanc (“La Blanc”) has served as a director of the Company since 2003 and was appointed Chairman of the Board in June 2008.

10.       Defendant Richard E. Sayers (“Sayers”) has been a director of the Company since 1999 and was appointed Vice Chairman of the Board in July 2004.

11.       Defendant Timothy P. Bradley (“Bradley”) has served as a director of the Company since 1999.

12.       Defendant Oskar Brecher (“Brecher”) has served as a director of the Company since January 2004.

13.       Defendant Adam M. Brodsky (“Brodsky”) has served as a director of the Company since March 2006. Brodsky was the Director of Development and General Counsel for Gateway Colocation, a company which FiberNet acquired in 2004.

14.       Defendant Roy Farmer, III (“Farmer”), has served as a director of the Company since 1999. From 1999 to 2001, Farmer served as Executive Vice President and then Chief Operating Officer of FiberNet.

15.       Defendant Michael S. Liss (“Liss”) has served as a director of the Company since 1999. Liss served as Chairman of the Board from January 2004 until June 2008.

16.       Defendant Charles J. Mahoney (“Mahoney”) has served as a director of the Company since 1999.

17.       The defendants referred to in paragraphs 7 through 16 shall be referred to collectively herein as the “Individual Defendants.” By reason of their positions as officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with plaintiffs and the other public shareholders of FiberNet, and owe plaintiffs and FiberNet’s other shareholders the highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure.

18.       Each of the Individual Defendants at all times had the power to control and direct FiberNet to engage in the misconduct alleged herein. The Individual Defendants’ fiduciary obligations required them to act in the best interest of plaintiffs and all FiberNet shareholders.

19.       Each of the Individual Defendants owes fiduciary duties of good faith, fair dealing, loyalty, candor, and due care to plaintiffs and the other shareholders of the Company.

They are acting in concert with one another in violating their fiduciary duties as alleged herein, and, specifically, in connection with the Proposed Transaction.

20.       Defendant Zayo Group LLC (“Zayo Group”), is a privately-owned company consisting of three business units, each with a core competency and focus in a specific area of bandwidth, voice and enterprise fiber network services. Zayo Group’s product set includes private line, Ethernet, wavelength, Internet, SS7, long distance, tandem switching, Operator Services, TDM voice, VoIP, video-conferencing, and web hosting.

21.       Defendant Zayo Merger Sub, Inc. (“Zayo Sub”), a wholly-owned subsidiary of Zayo Group, was created solely for the purpose of effecting the Proposed Transaction.

CLASS ACTION ALLEGATIONS

22.       Plaintiff brings this action as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all security holders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein (the “Class”).

23.	This action is properly maintainable as a class action.

24.       The Class is so numerous that joinder of all members is impracticable. As of May 15, 2009, there were approximately 7,667,368 shares of FiberNet common stock outstanding owned by hundreds, if not thousands, of holders other than defendants.

25.       There are questions of law and fact that are common to the Class including, inter alia, the following: (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class; (b) whether the Proposed Transaction, hereinafter described, constitutes a breach of the duties of fair dealing and loyalty with respect to plaintiff and the other members of the Class; and (c) whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

26.       Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class. Plaintiff will fairly and adequately represent the Class.

27.       Defendants have acted in a manner that affects plaintiff and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

28.       The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

The Company is Poised for Future Growth

29.       The Company’s financial performance is positive and improving as reflected by its recent record. For example, on March 12, 2009, less than three months before the Merger Agreement was announced, the Company issued a press release reporting revenues for the final quarter of 2008 increased to $15.4 million, up 13.6% from $13.6 million for the fourth quarter of 2007 and up 2.5% from $14.9 million for the third quarter of 2008. EBITDA for the fourth quarter of 2008 was $3.1 million, up 18.6% from $2.6 million for the corresponding period in 2007 and up 2.5% from $3.0 million for the fourth quarter of 2007. Net loss to common shareholders for the fourth quarter was ($0.01) per share, compared to ($0.08) for the comparable period in 2007.

30.       The March 12, 2009 press release reported that, for the full year 2008, revenues were $58.3 million, up 17.1% from $49.8 million in 2007. EBITDA for the full year was $11.6 million, up 35.1% over $8.6 million in 2007. Net loss per share was ($0.22), compared to ($0.66) in 2007. For the year, FiberNet’s customer base increased from 254 at the end of 2007 to 299 at the end of 2008. DeLuca stated in the press release: “[w]e are proud of our fourth quarter and full year results. In a challenging environment, our business performed well. In particular, the capital investments that we made in our collocation business benefited our operating results. As we progress, our focus continues to be on cash flow generation and capital allocation.”

31.       On May 7, 2009, the Company issued a press release celebrating its tenth anniversary. In commemoration of the anniversary, FiberNet rang the Opening Bell at NASDAQ to open the trading day in New York on Friday, May 8, 2009. DeLuca stated in the press release: “I am very proud of the business that we have built over the last ten years, and I believe that we are well positioned for the next ten.”

32.       Shareholders continued to receive positive reports about the Company’s growth. On May 15, 2009, the Company issued a press release reporting that revenues for the first quarter of 2009 increased to $15.6 million, up 15.2% from $13.6 million for the first quarter of 2008 and up 1.3% from $15.4 million for the fourth quarter of 2008. EBITDA for the first quarter of 2009 was $3.2 million, up 21.3% from $2.6 million for the corresponding period in 2008 and up 2.2% from $3.1 million for the fourth quarter of 2008. Net loss for common stockholders was ($0.03) per share, compared to ($0.08) per share for the first quarter of 2008.

33.       DeLuca further acknowledged in that May 15, 2009 press release: “[w]e are proud of our results for the first quarter of this year. As we navigate a challenging economic environment, our financial performance confirms the value that we are providing to our customers. We are particularly pleased with the strong cash flow generation of our business, as well.”

The Proposed Transaction

34.       Despite its positive outlook, on May 28, 2009, the Company issued a press release announcing that it had entered into the Merger Agreement with Zayo, under which each share of FiberNet common stock issued and outstanding immediately prior to the effective time of the merger would be acquired for $11.45 in cash (subject to adjustment under the Merger Agreement). The press release noted that the transaction was “subject to the approval of FiberNet’s stockholders at a special meeting, FCC and state regulatory approvals, and customary conditions.” It stated that the Company’s Board of Directors had approved the agreement and recommended its adoption by shareholders.

The Terms of the Merger Agreement Favor Zayo

35.       Defendants breached their fiduciary duties in conducting an inadequate and unfair sales process and then entering into the Merger Agreement that contains numerous onerous deal protection devices that lock up the Proposed Transaction in favor of Zayo.

36.       First, the Merger Agreement contains a 20-day “go-shop” provision. Pursuant to that provision, Fibernet announced on May 28, 2009 that it would “solicit superior proposals from third parties until June 17, 2009.” The press release further stated that “[t]here could be no assurance that FiberNet would receive any superior proposals and that it did not intend to disclose developments with respect to this solicitation process unless and until its Board of Directors has made a decision to accept a superior proposal.” The details, as disclosed in a Form 8-K filed by the Company with the SEC which included the Merger Agreement as an attachment, are much more complex. The “go-shop” provisions are illusory, unfair, and tilt the sale process in favor of Zayo.

37.       Under section 6.4(a) of the Merger Agreement, the Company has until June 17, 2009, to “initiate, solicit and encourage Takeover Proposals” and to “enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.” If the Board determines that any Takeover Proposal is or likely could lead to a Superior Proposal, then, consistent with their fiduciary duties, the Board may continue to engage in discussions or negotiations with the offeror of the proposal past the June 17 cut off date. The Company may also engage in discussions or negotiations concerning an unsolicited Takeover Proposal from a third party received after June 17 if the Board determines that it is or likely could result in a Superior Proposal.

38.       Before the Board can act regarding a Takeover Proposal or agree to terminate the Merger Agreement, it must first give Zayo four days written notice of its intentions, provide it with the terms and conditions of a Superior Proposal (if applicable) and the identity of the offeror. The Board must then negotiate with Zayo in good faith (to the extent Zayo seeks to negotiate) to adjust the terms and conditions of the Merger Agreement to enable the Board to proceed with its recommendation to approve the Merger Agreement. If the Company has received a Superior Proposal, then the Board cannot terminate the Merger Agreement if Zayo makes a proposal that is at least as favorable as the Superior Proposal.

39.       The Merger Agreement gives Zayo access to any rival bidder’s information and allows it a free right to match any Superior Proposal. The Merger Agreement unfairly assures that any “auction” will favor Zayo, and that consideration that rightfully should be paid to the Company’s shareholders will be diverted to Zayo pursuant to the terms of the Merger Agreement, as set forth below.

40.       For example, the termination provisions of the Merger Agreement demonstrate that defendants unfairly locked-up the deal in favor of Zayo. Section 8.6 of the Merger Agreement contains a termination fee provision under which FiberNet must pay Zayo $2,721,041 plus Zayo’s expenses (not to exceed $1,000,000) if Zayo or FiberNet terminate the Merger Agreement under certain circumstances, including if the Company’s Board withdraws or modifies its approval of the Merger Agreement, or resolves or announces its intention to approve a superior proposal or enters into an agreement to do so. The amounts to a termination fee as high as 4.23% of the total transaction value, which effectively rewards Zayo for making a low-ball, unfair offer for the Company. This provision of the Merger Agreement is tantamount to a waste of assets and demonstrates the Individual Defendants’ disloyal conduct.

41.       On May 26, 2009, the Company entered into a letter agreement with Burnham Hill Partners LLC (“Burnham”) under which Burnham would provide financial advisory services to the Company. Among Burnham’s duties are helping FiberNet identify parties to make potential Superior Proposals and assisting in the evaluation, negotiation, and implementation of such proposals. Burnham is being a paid a flat fee of $400,000 plus expenses for its services. This arrangement demonstrates the Board’s lack of interest in encouraging Superior Proposals, because Burnham has no economic incentive to perform aggressively in identifying potential buyers for FiberNet. The Board’s patent lack of interest in obtaining the most favorable terms and conditions for the Company’s shareholders is a breach of the Individual Defendant’s fiduciary duties.

42.       The 20-day “go-shop” period is unreasonably short, is designed to discourage potential rivals from making Superior Proposals, and demonstrates the Board’s utter lack of interest in obtaining the best deal possible for the Company’s shareholders, which is a breach of the Individual Defendant’s fiduciary duties.

Other Shareholders Also Have Criticized the Proposed Transaction and its Terms

43.       On June 8, 2009, Clint D. Carlson, President of Carlson Capital, L.P. (“Carlson Capital”), which, together with its affiliated entities, holds approximately 10.1% of the common stock of FiberNet, wrote to the Individual Defendants to express Carlson Capital’s disappointment with the offered price of $11.45, “which we believe does not fairly compensate the Company’s shareholders.”

His letter stated:

Our analysis concludes that the intrinsic value of FTGX is IN EXCESS of $14.50 per share. To that end, Carlson does not intend to support a sale of the Company at the price that has been offered by Zayo.

The Company has impressively built a unique set of assets and relationships with domestic and global carriers that are unparalleled for a company of this size. We believe the Company’s core service - providing value-added co-location and end-to-end network transport by means of its strategically positioned facilities - is a highly attractive business within a rapidly growing industry. The Company’s 296 customers include many of the largest telecommunications providers from around the world. It should be noted that these extensive relationships have been assembled by only a few carriers in the U.S.

Over the past two years the Company has generated revenue growth rates comparable to its peers (including the hosting providers and competitive telecom carriers) but with a 60% lower level of capital intensity, as measured by capital expenditures to sales. This unique characteristic of FTGX’s business model is not captured in a simple Enterprise Value / EBITDA multiple, and any comparative valuation analysis should factor in this Important dynamic. We believe more appropriate multiples which consider different capital intensities are the following:

•	Price / Free Cash Flow, and
•	Enterprise Value / UFCF (UFCF being defined as EBITDA-Capex)

Thus, if one were to apply 2010 financial estimates to the low end of our intrinsic value ($14.50), FTGX would be valued at a 35% DISCOUNT (based on Price/FCF), and a 20% DISCOUNT (based on Enterprise Value/UFCF), when compared to its peer group.

While the proposed deal price is close to FTGX’s 52-week high, the price is not reflective of the true equity value of the Company. In our judgment, the current and historic undervaluation of FTGX’s common equity has been depressed due to the Company’s limited trading liquidity (approximately 60% of FTGX’s common stock is closely held by a few institutional holders and officers/directors of the Company) and lack of sell-side research coverage. If a transaction is to take place, shareholders must be adequately compensated for the quality of the Company’s assets and its competitive position within the marketplace. The proposed transaction does NOT reflect the standalone fair market value of the Company, let alone a premium for control.

We strongly recommend that the Board use this go-shop period, as provided for in the merger agreement, to actively solicit appropriate offers for the Company. If there are buyers willing to offer a full and fair value for this business, we would be pleased to pledge our support in a sale of the Company. We would also note that other investors appear to share a similar view regarding the proposed deal, as the stock has consistently traded above the offer price since the announcement.

(Emphasis in original).

44.       As reflected above, the consideration per share to be paid to the Class is unfair and inadequate. In addition, consideration offered in the Proposed Transaction is inadequate because, among other things: (a) the intrinsic value of the Company’s stock is materially in excess of the $11.45 per share that Zayo has proposed, giving due consideration to the Company’s prospects for growth and profitability in light of its business, earnings power, present and future; (b) shares of FiberNet were trading at $11.43 per share as recently as April 6, 2009, which was before the Company announced its excellent results for the first quarter of 2009; (c) RNC has offered $12.50 per share to purchase the Company; and (d) the offered price of $11.45 per share represents a premium of only 15% over the Company’s price of $9.91 at the close of trading on May 28, 2009, which is far too low given the financial results and trends DeLuca was touting as recently as May 15, 2009, less than two weeks before the Merger Agreement was announced.

.

45.       Although defendants recognized the Company’s potential for greater growth, they have denied the Company’s shareholders the opportunity to obtain fair value for their equity interest by proposing a transaction at an inadequate premium.

The Misleading Preliminary Proxy

46.       On June 17, 2009, FiberNet filed its Preliminary Proxy with the SEC recommending the Proposed Acquisition. As alleged below, the Preliminary Proxy omits material information about the Proposed Acquisition that must be disclosed to FiberNet’s shareholders to enable them to render an informed decision as to whether to tender their shares. This omitted information, if disclosed, would significantly alter the total mix of information available to the average holder of FiberNet’s stock.

47.       The Preliminary Proxy omits material information with respect to the process and events leading up to the Proposed Transaction, as well as collateral agreements and the opinion and analyses of FiberNet’s financial advisor:

a.         The Preliminary Proxy is materially misleading in that it fails to disclose the circumstances leading to the Company’s apparent decision to engage Deutsche Bank Securities, Inc., (“Deutsche Bank”) to assist FiberNet in considering strategic alternatives. In that regard, the Preliminary Proxy also is materially misleading in that it fails to disclose why the Company engaged Deutsche Bank without the Board’s apparent knowledge, the terms of Deutsche Bank’s engagement (including compensation), and why, apparently, the Board was not even informed of Deutsche Bank’s efforts (or lack thereof) on FiberNet’s behalf for at least three years;

b.         The Preliminary Proxy is materially misleading in that it fails to disclose what steps, if any, Deutsche Bank took to assist the Company in considering strategic alternatives including, inter alia, whether Deutsche Bank ever interacted with the Company’s Board or undertook steps to identify or approach potential strategic partners;

c.         The Preliminary Proxy is materially misleading in that it fails to disclose the circumstances leading to the initial discussions between the Company and Zayo more than three years after Deutsche Bank began assisting the Company;

d.         The Preliminary Proxy is materially misleading in that it fails to explain the reasons why the Board agreed to proceed with discussions with Zayo to the exclusion of any other potential acquirors, especially since none of FiberNet’s advisors apparently took any steps to identify other potential strategic or financial acquirors and there were concerns about the ability of Zayo to finance the Proposed Transaction;

e.         The Preliminary Proxy is materially misleading in that it fails to disclose whether the Board even considered allowing the exclusivity agreement with Zayo expire before entering into the Merger Agreement so that it could explore a transaction with a potential partner that had repeatedly expressed unsolicited interest in a potential transaction;

f.         The Preliminary Proxy is materially misleading in that it fails to explain the circumstances under which Needham & Company, LLC (“Needham”), was engaged to act as financial advisor, and what, if any expectation Needham had or has for future engagement by FiberNet or Zayo;

g.         The Preliminary Proxy is materially misleading in that it fails to disclose whether the Company solicited interest from, or engaged in discussions with, potential financial buyers;

h.         The Preliminary Proxy is materially misleading in that it fails to explain the circumstances under which Burnham was engaged to act as financial advisor, and what, if any, expectation Burnham had or has for future engagement by FiberNet or Zayo;

i.          The Preliminary Proxy is materially misleading in that it fails to disclose the criteria or bases that Needham used in selecting “comparable companies” for its Selected Company Analysis or the criteria used to exclude others;

j.          The Preliminary Proxy is materially misleading in that it fails to disclose the “budget” and “downside” case financial forecasts created by FiberNet management and utilized by Needham in the financial analyses underlying its fairness opinion;

k.         The Preliminary Proxy is materially misleading in that it fails to explain the significance or differences, if any, between Company management’s “budget” and “downside” cases in light of the fact that each case yielded nearly identical results in the Selected Company Analysis;

l.          The Preliminary Proxy is materially misleading in that it fails to disclose whether Needham considered, or the Board requested, performance of a discounted cash flow” (“DCF”) analysis” in connection with the fairness opinion provided by Needham or the Board’s consideration of the consideration offered in the Proposed Acquisition;

m.        The Preliminary Proxy is materially misleading in that it fails to disclose the reasons why the Board did not insist on a DCF analysis in considering and approving the Proposed Transaction; and

n.         The Preliminary Proxy is materially misleading in that it fails to describe or quantify any synergies considered by Needham and the FiberNet Board in approving the Merger Agreement.

48.       Beyond the disclosure violations present in the Preliminary Proxy, that document paints a picture of a supine board that allowed management to lead it down the path of the Proposed Transaction with Zayo with minimal input and oversight. Indeed, the Preliminary Proxy makes clear that management drove the process, and that the Board met relatively few times to consider the circumstances as they developed. The Board provided management with little direction, and quietly sat by and allowed Zayo to reduce the merger consideration without opposition. In short, the process leading to the Proposed Transaction, as the Preliminary Proxy and Merger Agreement, were fundamentally flawed and represent a breach of defendants’ fiduciary duties.

Defendants Continue To Violate Their Fiduciary Duty

to Maximize Value Despite a Financially Superior Proposal

49.       On June 18, 2009, the Company reported in a press release filed with the SEC on Form 8-K that it had received a non-binding proposal from RCN to acquire all of the outstanding shares of common stock of the Company for $12.50 per share in cash, subject to the completion of due diligence by RCN. In a letter dated June 16, 2009, Michael Sicoli, Executive Vice President and Chief Financial Officer of RCN, wrote to defendant DeLuca:

Based on our review of publicly disclosed information and the diligence materials you provided, as well as our discussions with management to date, RCN is pleased to submit the following confirmation of interest for the acquisition of FiberNet.

Valuation/Consideration: RCN is prepared to offer merger consideration of $12.50 per share, payable in cash, for all of the outstanding equity interests of FiberNet, assuming 7.92 million fully-diluted shares (including in-the-money options and warrants). In addition, RCN is prepared to confirm that all of the outstanding liabilities of FiberNet, including the Termination Fee and Parent Expenses referenced in your Go-Shop Process Letter (to the extent not discharged by FiberNet prior to closing), will remain liabilities of FiberNet as the surviving corporation in the merger.

Given our strong financial position and extensive discussions to date with several financial institutions, we believe that we have adequate financial resources to complete the transaction, and our intent is for the final binding offer and definitive merger agreement to have no financing contingency. ...

FiberNet Form 8K, dated June 18, 2009, Ex. 99.1 at 1 (emphasis added).

50.       The Company further reported that, on June 16, 2009, FiberNet’s Board had determined that RCN’s proposal qualified it as an “Excluded Party” under the terms of the pending merger agreement with Zayo, and that the Company would continue discussions with RCN regarding its proposal. The Company also reported, however, that its Board was not making a recommendation with respect to the superior RCN proposal and had “reaffirmed its recommendation in favor of the pending merger with Zayo Group, LLC.”

51.       By reaffirming its recommendation in favor of the pending merger with Zayo, defendants continue to breach their fiduciary duty to maximize shareholder value. The RCN all cash proposal is $1.05 per share, or more than 9%, higher than the $11.45 per share offered to FiberNet’s shareholders under the Merger Agreement. Further, like the proposed merger with Zayo, RCN’s proposal contains no financing contingency – a factor expressly cited by the Company’s Board as militating in favor of the Zayo transaction. See Preliminary Proxy at 4. In fact, except for the clearly superior price, RCN had indicated that it did not envision any major modifications to the terms of the proposal made by Zayo:

Material Changes to Zayo Merger Agreement: We have reviewed the definitive merger agreement among Zayo Group, LLC, Zayo Merger Sub, Inc. and FiberNet (‘Zayo Merger Agreement’) and provided you with a marked version of the document with our proposed edits to conform it to the terms of our proposal. As you can see from the draft that we provided, we do not anticipate major modifications to the form of the Zayo Merger Agreement.

FiberNet Form 8K, dated June 18, 2009, Ex. 99.1 at 2 (emphasis added).

52.       Defendants cannot justify their rapid-fire reaffirmation of the recommendation in favor of the pending Zayo transaction with its significantly inferior value to the Company’s shareholders. RCN is a synergistic bidder and its offer is superior to Zayo’s offer in terms of offering a better price per share by $1.05 or more than 9%, otherwise containing substantially the same terms as the Proposed Transaction, including the lack of any financing contingency. Defendants’ continued recommendation of the pending Zayo transaction under these circumstances constitutes a breach of the fiduciary duty to maximize value for the Company’s shareholders.

COUNT I

(Breach of Fiduciary Duty Against the Individual Defendants)

53.       Plaintiff repeats and re-alleges the preceding allegations as if fully set forth herein.

54.       In approving the Proposed Transaction on behalf of FiberNet, the Individual Defendants have not taken any steps to protect the interests of the Company’s public shareholders.

55.       The unfairness of the terms of the Proposed Transaction is compounded by the gross disparity between the knowledge and information possessed by defendants by virtue of their positions of control of FiberNet and that possessed by the Company’s public shareholders.

56.       The inherent unfairness in the Proposed Transaction’s consideration thus also is manifest in the uncertainty and inadequacy of the purchase price.

57.       Under the circumstances alleged herein, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value. To accomplish this obligation, the Individual Defendants had a duty to:

(a)            Fully inform themselves of FiberNet’s market value before taking, or agreeing to refrain from taking, action;

(b)	Act in the interests of the equity owners;
(c)	Maximize shareholder value;

(d)       Obtain the best financial and other terms when the Company’s independent existence will be materially altered by the transaction; and

(e)       Act in accordance with the fundamental duties of loyalty, care, and good faith.

58.       The Individual Defendants’ Fiduciary duties also require that they continue negotiations with RCN in good faith and conclude them prior to submitting the Proposed Transaction for a shareholder vote.

59.       Because of their respective positions with the Company, the Individual Defendants are also required to:

(a)       Act independently to ensure that the best interest of the corporation and its shareholders takes precedence over any other interest; and

(b)       Ensure that if there are conflicts of interest between the defendants’ interests and their fiduciary obligations of loyalty, that they are resolved in the best interest of the FiberNet public shareholders.

60.       Because of the foregoing, defendants have breached, and will continue to breach, their fiduciary duties owed to the public shareholders of FiberNet, and are engaging in, or facilitating the accomplishment of, an unfair and coercive transaction in violation to their fiduciary duties to the public shareholders of FiberNet.

61.       Plaintiff and the Class will suffer irreparable harm unless defendants are enjoined from breaching their fiduciary duties and carrying out the previously mentioned wrongful transaction.

62.       Plaintiff and the Class have been and will be damaged in that they will not receive a fair proportion of the value of FiberNet’s assets and business and will be prevented from benefiting from a value-maximizing transaction.

63.       Plaintiff and the other Class members are immediately threatened by the acts and transactions complained of herein.

64.       The Individual Defendants have clear and material conflicts of interest in connection with Zayo’s attempt to acquire the Company for a financially unfair price. These defendants are acting to better their own, personal interests at the expense of the Company’s public shareholders. The Individual Defendants are engaging in self-dealing and not acting in good faith toward plaintiffs and the other members of the Class. Defendants thus have breached and are breaching their fiduciary duties to plaintiff and the Class.

65.       In unanimously approving the Proposed Transaction on behalf of the Company, the Individual Defendants have not taken any steps to protect the interests of the Company’s minority shareholders, including the utilization of procedural safeguards such as providing for approval of the Proposed Transaction by a majority of the Company’s minority shareholders.

66.       Absent injunctive relief, plaintiff and the Class will be irreparably harmed because of defendants’ breaches of their fiduciary duties.

67.	Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Aiding and Abetting the Board’s Breaches of Fiduciary Duty Against Fibernet and Zayo)

68.       Plaintiff repeats and re-alleges the preceding allegations as if fully set forth herein.

69.       Defendants FiberNet and Zayo knowingly assisted the Individual Defendants’ breaches of fiduciary duty in connection with the Proposed Transaction, which, without such aid, would not have occurred. In connection with discussions regarding the Proposed Transaction, FiberNet provided, and Zayo obtained, sensitive non-public information concerning FiberNet’s operations and thus had the advantage to acquire the Company at an unfair price.

70.       As a result of this conduct, plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

71.	Plaintiff and the members of the Class have no adequate remedy at law.

COUNT III

(Breach of the Fiduciary Duty of Disclosure Against the Individual Defendants)

72.       Plaintiff repeats and re-alleges the preceding allegations as if fully set forth herein.

73.       Defendants have already caused materially misleading and incomplete information to be disseminated to the Company’s public shareholders. Defendants have an obligation to be complete and accurate in their disclosures.

74.       The Preliminary Proxy fails to disclose material financial information, including financial information and information necessary to prevent the statements contained therein from being misleading.

75.       The misleading omissions and disclosures by defendants concerning information and analyses presented to and considered by the Board and its advisors affirm the inadequacy of disclosures to the Company’s shareholders. Because of defendants’ failure to provide full and fair disclosure, plaintiff and the Class will be stripped of their ability to make an informed decision on whether to vote in favor of the Proposed Transaction, and thus are damaged thereby.

76.	Plaintiff and the members of the Class have no adequate remedy at law.

WHEREFORE, plaintiff demands judgment against defendants, jointly and severally, as follows:

(A)      Declaring this action to be a class action and certifying plaintiff as the Class representative and his counsel as Class counsel;

(B)      Enjoining, preliminarily and permanently, the transaction complained of herein;

(C)      To the extent, if any, that the transaction or transactions complained of are consummated prior to the entry of this Court’s final judgment, rescinding such transaction or transactions, or granting the Class rescissory damages;

(D)	Nullifying the termination fee;

(E)       Directing that defendants account to plaintiff and the other members of the Class for all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

(F)       Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff’s attorneys and experts; and

                              (G)      Granting plaintiff and the other members of the Class such other and further relief as may be just and proper.

Dated: June 19, 2009	RIGRODSKY & LONG, P.A.
By: /s/ Brian D. Long
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
Timothy J. MacFall
919 N. Market Street, Suite 980
Wilmington, DE 19801
(302) 295-5310
Attorneys for Plaintiff

OF COUNSEL:

GLANCY BINKOW & GOLDBERG LLP

Lionel Z. Glancy

Richard A. Maniskas

1801 Avenue of the Stars, Suite 311

Los Angeles, CA 90067

(310) 201-9150